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Emma Jo Kauffman

Andrea Ewin Turner

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DOLLAR GENERAL REPORTS INCREASED EARNINGS

FOR THE FIRST QUARTER OF 2003

GOODLETTSVILLE, Tenn. – May 29, 2003 – Dollar General Corporation (NYSE: DG) today reported that net income for the first quarter of fiscal 2003 increased 31.4 percent to $60.3 million, or $0.18 per diluted share, compared with $45.9 million, or $0.14 per diluted share, in the first quarter of fiscal 2002. The Company incurred approximately $0.3 million and $5.3 million in restatement-related expenses in the first quarters of 2003 and 2002, respectively.  Excluding the restatement-related expenses from both years, net income during the current year period increased by 22.8 percent to $60.5 million, or $0.18 per diluted share, as compared against net income of $49.3 million, or $0.15 per diluted share, in the comparable prior year period.

“I am pleased to report the results of our first quarter.  These results are the culmination of a lot of hard work over the last two years,” said David A. Perdue, chief executive officer.  “I am particularly encouraged by some of the systems improvements that have been made, giving us better information, which should help us improve gross margin and inventory management.”

Net sales during the first quarter of 2003 were $1.57 billion as compared against $1.39 billion in the first quarter of 2002, an increase of 12.9 percent.  The increase resulted primarily from 598 net new stores and a same-store sales increase of 4.2 percent.

Gross profit during the current year period was $451.9 million, or 28.8 percent of sales, versus $380.3 million, or 27.4 percent of sales, during the comparable period in the prior year.  The improvement in gross margin is primarily the result of a higher average markup on inventory purchases and, to a lesser extent, a reduction in damaged product markdowns in the current year period. The higher average markup was due to a number of factors, including increased purchases of higher margin merchandise, including seasonal items and housewares, a decrease in the percentage of lower margin items purchased, including paper and home cleaning products, and the shifting of the purchase of certain products from domestic to imported sources. Inventory shrinkage, calculated at the retail value of the inventory, as a percentage of net sales, was approximately 3.1 percent in the first quarters of 2003 and 2002.

Selling, general and administrative expenses (“SG&A”) during the current year period were $349.0 million, or 22.2 percent of sales, versus $297.3 million, or 21.4 percent of sales, during the comparable period in the prior year.  Excluding the restatement-related expenses noted above, SG&A would have been $348.6 million, or 22.2 percent of sales, in the current year period versus $292.0 million, or 21.0 percent of sales, in the prior year period. The increase in SG&A, excluding restatement-related expenses, is primarily the result of increases in various store-related expenses, including labor, occupancy, repairs and maintenance, and utility costs. The increased store labor costs were incurred in connection with the Company’s initiatives to improve store conditions.

Net interest expense during the current year period was $9.4 million versus $10.4 million in the prior year.  The Company’s effective tax rate was 35.5 percent in the current year period versus 36.7 percent in the comparable prior year period. The decrease in the Company’s tax rate in the current year period is primarily the result of a $0.8 million adjustment to state income tax valuation reserves resulting from a tax law change. Absent this adjustment, the Company’s tax rate would have been 36.4 percent.

Merchandise inventories at May 2, 2003 increased 5.8 percent over the prior year quarter end, with the increase primarily in spring and summer seasonal merchandise. The Company has made improving its inventory productivity a priority and, as a result, inventory turns on a rolling twelve-month basis increased to 3.9 times versus 3.5 times in the prior twelve-month period.

2003 Outlook

The Company projects total revenues in 2003 to increase 13 to 15 percent and earnings, excluding restatement-related items, to increase 11 to 15 percent. In 2003, the Company expects same-store sales to increase 4 to 6 percent.  In fiscal 2003, the Company anticipates opening a total of approximately 650 new stores in the current 27-state market area, closing 50 to 70 stores, and remodeling or relocating approximately 145 stores.

Non-GAAP Disclosures

This release refers to certain historical and future financial information not derived in accordance with generally accepted accounting principles (“GAAP”), such as selling, general and administrative expenses, diluted earnings per share and net income, which exclude the impact of restatement-related items, and the Company’s adjusted effective tax rate.  The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results.  The Compensation Committee of the Company’s Board of Directors may use this information for compensation purposes to ensure that employees are not inappropriately penalized or rewarded as a result of unusual items affecting the Company’s financial statements.  Management may also use this information to better understand the Company’s underlying operating results.  We have included a reconciliation of this information to the most comparable GAAP measures, either in this release or in the accompanying reconciliation tables.

Conference Call

The Company will host a conference call on Thursday, May 29, 2003, at 10 a.m., EDT to discuss the quarter’s results.  The passcode for the conference call is “Dollar General.”  If you wish to participate, please call (816) 650-0741 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m., EDT on Thursday, June 5, online or by calling (402) 220-2491. The access number for the replay is #16900513.

Webcast of Annual Meeting

Dollar General also intends to webcast its Annual Meeting of Shareholders on Monday, June 2, 2003, at 11:00 a.m., EDT. The webcast will be available live on the Company’s Web site at www.dollargeneral.com with a replay available until 5 p.m., EDT on June 9, 2003.

Dollar General is a Fortune 500® discount retailer with 6,329 neighborhood stores in 27 states as of May 2, 2003.  Dollar General stores offer convenience and value to customers, by providing consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,700 square feet of selling space and is located within five miles of its target customers.

This press release contains forward-looking information, including information regarding the Company’s future sales and earnings outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; our ability to negotiate effectively the cost and purchase of merchandise;  inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; seasonality of the company’s business; delays associated with building, opening and operating new stores;  the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements; and other risk factors discussed in our SEC filings, including in our most recent Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(In thousands)

	May 2, 2003 (Unaudited)	May 3, 2002 (Unaudited)	January 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 75,946	$ 287,424	$ 121,318
Merchandise inventories	1,200,701	1,134,449	1,123,031
Deferred income taxes	26,664	80,974	33,860
Other current assets	52,080	85,419	45,699

Total current assets	1,355,391	1,588,266	1,323,908

Property and equipment, at cost	1,606,447	1,507,414	1,577,823
Less accumulated depreciation and amortization	618,336	515,937	584,001

Net property and equipment	988,111	991,477	993,822

Other assets	12,465	8,989	15,423

Total assets	$ 2,355,967	$ 2,588,732	$ 2,333,153

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$ 16,560	$ 395,877	$ 16,209
Accounts payable	357,224	341,134	341,303
Accrued expenses and other	230,288	212,590	239,898
Income taxes payable	36,536	–	67,091
Litigation settlement payable	–	161,000	–

Total current liabilities	640,608	1,110,601	664,501

Long-term obligations	326,028	336,083	330,337
Deferred income taxes	51,584	53,388	50,247
Total liabilities	1,018,220	1,500,072	1,045,085

Shareholders’ equity:
Preferred stock	–	–	–
Common stock	166,762	166,462	166,670
Additional paid-in capital	314,973	302,200	313,269
Retained earnings	860,879	625,193	812,220
Accumulated other comprehensive loss	(1,311)	(2,677)	(1,349)
	1,341,303	1,091,178	1,290,810
Less other shareholders’ equity	3,556	2,518	2,742

Total shareholders’ equity	1,337,747	1,088,660	1,288,068

Total liabilities and shareholders’ equity	$ 2,355,967	$ 2,588,732	$ 2,333,153

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Amounts in thousands except per share amounts)

(Unaudited)

	13 Weeks Ended
	May 2, 2003	% of Net Sales	May 3, 2002	% of Net Sales

Net sales	$ 1,569,064	100.0%	$ 1,389,412	100.0%
Cost of goods sold	1,117,158	71.2	1,009,120	72.6
Gross profit	451,906	28.8	380,292	27.4

Selling, general and administrative expenses	348,955	22.2	297,304	21.4
Operating profit	102,951	6.6	82,988	6.0

Interest expense, net	9,411	0.6	10,432	0.8
Income before income taxes	93,540	6.0	72,556	5.2
Provision for taxes on income	33,208	2.1	26,628	1.9

Net income	$ 60,332	3.8%	$ 45,928	3.3%

Diluted earnings per share	$ 0.18		$ 0.14

Diluted shares outstanding	334,597		334,834

Dividends per share	$ 0.035		$ 0.032

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	13 Weeks Ended
	May 2, 2003	May 3, 2002
Cash flows from operating activities:
Net income	$ 60,332	$ 45,928
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	36,756	32,004
Deferred income taxes	8,500	39,859
Tax benefit from stock option exercises	224	689
Change in operating assets and liabilities:
Merchandise inventories	(77,670)	(3,426)
Other current assets	(6,381)	1,500
Accounts payable	15,921	18,671
Accrued expenses and other	(9,198)	(19,775)
Income taxes	(30,555)	(39,464)
Other	1,763	(1,166)
Net cash provided by (used in) operating activities	(308)	74,820

Cash flows from investing activities:
Purchase of property and equipment	(30,129)	(34,812)
Proceeds from sale of property and equipment	66	58
Net cash used in investing activities	(30,063)	(34,754)

Cash flows from financing activities:
Repayments of long-term obligations	(4,086)	(3,196)
Payment of cash dividends	(11,673)	(10,646)
Proceeds from exercise of stock options	694	1,374
Other financing activities	64	(1,699)

Net cash used in financing activities	(15,001)	(14,167)

Net increase (decrease) in cash and cash equivalents	(45,372)	25,899
Cash and cash equivalents, beginning of period	121,318	261,525

Cash and cash equivalents, end of period	$ 75,946	$ 287,424

Supplemental schedule of noncash investing and financing activities:
Purchase of property and equipment under capital lease obligations	$ 117	$ –

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Disclosures
(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended
	May 2, 2003	May 3, 2002

Net Income and Earnings Per Share
Net income in accordance with GAAP	$ 60,332	$ 45,928
Restatement-related expenses in SG&A	329	5,319
Tax effect of restatement-related expenses	(120)	(1,952)
Total restatement-related items, net of tax	209	3,367
Net income, excluding restatement-related items	$ 60,541	$ 49,295

Weighted average diluted shares outstanding	334,597	334,834
Diluted earnings per share, excluding restatement-related items	$ 0.18	$ 0.15

Selling, General and Administrative Expenses
SG&A in accordance with GAAP	$ 348,955	$ 297,304
Less restatement-related expenses	329	5,319
SG&A, excluding restatement-related expenses	$ 348,626	$ 291,985

SG&A, excluding restatement-related expenses % to sales	22.2%	21.0%

		Guidance Range
	Fiscal 2002	Fiscal 2003	Fiscal 2003

Annual Outlook
Net income in accordance with GAAP	$ 264,946	$ 276,585	$ 288,585

Restatement-related items:
Litigation settlement and related proceeds	(29,541)	–	–
Restatement-related items in SG&A	6,395	1,500	1,500
	(23,146)	1,500	1,500
Tax effect	9,073	(585)	(585)
Total restatement-related items, net of tax	(14,073)	915	915
Net income, excluding restatement-related items	$ 250,873	$ 277,500	$ 289,500

% increase over 2002, excluding restatement-related items		11%	15%

Weighted average diluted shares outstanding	335,050

Net income per share, excluding restatement-related items	$ 0.75

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

Sales by Category (in thousands)

(Unaudited)

	13 Weeks Ended
	May 2, 2003	May 3, 2002	% Change
Highly consumable	$ 990,030	$ 851,236	16.3%
Seasonal	237,119	204,763	15.8%
Home products	199,469	191,112	4.4%
Basic clothing	142,446	142,301	0.1%
Total sales	$ 1,569,064	$ 1,389,412	12.9%

New Store Activity

(Unaudited)

	13 Weeks Ended
	May 2, 2003	May 3, 2002
Beginning store count	6,113	5,540
New store openings	223	200
Store closings	7	9
Net new stores	216	191
Ending store count	6,329	5,731
Total selling square footage (000’s)	42,761	38,640

Customer Transaction Data

(Unaudited)

	13 Weeks Ended
	May 2, 2003	May 3, 2002

Same-store customer transactions	+3.5%	+5.5%
Average customer transaction amount	$8.42	$8.31

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